Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Veri-Tek International, Corp., for the registration of 1,605,000 shares of its common stock and to the incorporation by reference therein of our report dated March 13, 2006, with respect to the consolidated financial statements of Veri-Tek International, Corp. for the years ended December 31, 2005 and 2004 included in its annual report on Form 10-K/A as of and for the year ended December 31, 2006, filed May 17, 2007 with the Securities and Exchange Commission.

/s/ Freedman & Goldberg
Freedman & Goldberg, CPAs, P.C.

Farmington Hills, MI
October 2, 2007